Date: 20 March 2006

“ARCHER-F 1” WELL DRILLS GAS FILLED WINTERS SAND—WELL NOW DRILLING AHEAD TO FORBES

TUCSON, AZ – March 20, 2006/MARKETWIRE/ -- Fidelis Energy, Inc. (OTCBB: FDEI), today is pleased to issue a preliminary drilling report on the “Archer-F1” gas well at North Franklin. The well is drilling ahead past 9,000 feet after drilling through and logging the upper Winters objective.

The “Archer-F 1” well, as in the previous two wells, drilled Winters sand pay with excellent gas shows in the mud log. The suite of Resistivity and Sonic electronic logs showed clean sand pay with 100% gas fill-up within the pay zone. The intersected sand pay and gas shows exceeds in pay thickness what is producing at the “Archer-Whitney” and “Archer-Wildlands” wells. The drilling rig continues towards the total depth of 12,000 feet with an anticipated T.D. for the well in 5 to 7 days. The 12,000 foot “Archer-F-1” well was designed to test both the producing Winters sands as well as the Forbes; the primary objective of this well.

William Marshall, President of Fidelis Energy states, “The Winters drilling success ensures us another commercial gas well if for any reason the Forbes sand objective does not come in. We remain very confident that the strong seismic A.V.O. anomaly in the Forbes indicates the presence of gas and it is similar to what we see in the Winters. We believe the chances are good that the deep Forbes will have gas and ultimately produce.”

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas reserves, any near-term production or cash flow and our ability to become cash flow positive in the short term to allow us to re-invest production dollars to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

For more information, please visit our website at www.FidelisEnergy.com, or contact:

Investor Relations 1-888-894-3334 (Contact: William Marshall)

ON BEHALF OF THE BOARD

Fidelis Energy Inc.

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William Marshall – President